Exhibit 99.1

TO:	Directors and Executive Officers

FROM:	David J. Smith, Corporate Director, Compensation and Benefits

DATE:	October 24, 2018

RE:	Notice of Blackout Period to Directors and Executive Officers

As you know, the separation of Equitrans Midstream Corporation (“Equitrans Midstream”) from EQT Corporation (“EQT”) pursuant to a pro rata distribution of 80.1% of the outstanding shares of Equitrans Midstream (the “Distribution”) is expected to occur on November 13, 2018.  This notice is intended to alert you to a prohibition on your trading in equity securities of EQT during a “blackout period” that will be imposed in connection with the Distribution pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR (i.e., the Blackout Trading Restriction) promulgated under the Securities Exchange Act of 1934.

This securities trading prohibition is imposed on directors and executive officers because participant transactions in the EQT Corporation Employee Savings Plan (the “Plan”) will be restricted in order to accommodate the administration of the Distribution with respect to shares of EQT common stock held in the Plan (the “EQT Stock Fund”).  Specifically, all distributions and all other transactions in respect of the EQT Stock Fund will be prohibited effective as of 4:00 p.m., New York City time, on November 9, 2018. This blackout period is expected to last 5 to 10 business days and end on or about the week of November 18, 2018.  If the exact dates of the blackout period change, we will provide you with updated information.  During this period, directors and executive officers may obtain information as to whether the blackout period has begun or ended from David J. Smith, Corporate Director, Compensation and Benefits as set forth below.

During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any shares of EQT common stock or related derivative securities that you acquired or previously acquired in connection with your service or employment as a director or executive officer of EQT (or any successor or subsidiary corporation).  This prohibition applies whether or not you hold shares of EQT common stock in the Plan and also applies to your spouse and minor children, if any, who live in your household and anyone who is financially dependent on you.  If you engage in a transaction in violation of these rules, you may be required to disgorge any profits from the transaction and there may be civil and criminal penalties.

There are limited exemptions to the restrictions of Section 306(a) and Regulation BTR for certain transactions in EQT equity securities, including for bona fide gifts, transactions involving EQT equity securities that were not acquired in connection with your service or employment as a director or officer (which you must be able to prove) and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction.  Because these exemptions are narrow, proposed transactions should be discussed with David J. Smith, Corporate Director, Compensation and Benefits before you or your family members take any action concerning EQT equity securities during this period.

Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under EQT’s Corporate Stock Trading Policy, Policy No. 2.5.

Questions regarding this notice or the blackout period that will apply to directors and executive officers (including questions regarding whether the blackout period has begun or ended) may be directed to:

David J. Smith
Corporate Director, Compensation and Benefits
EQT Plaza
625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

412-553-5740